                                                                      EXHIBIT 11


                   PLY GEM INDUSTRIES, INC. AND SUBSIDIARIES
                SCHEDULE OF COMPUTATION OF NET INCOME PER SHARE
                             QUARTER ENDED JUNE 30,


                                                    1996
                                          ------------------------
                                                          FULLY
                                            PRIMARY      DILUTED
                                          -----------  -----------
Weighted average number of common shares
    outstanding during year.............   14,179,000   14,179,000
Excess of weighted average number of
 shares
    issuable upon exercise of employee
    stock options over 20% of shares
    outstanding at end of quarter.......    1,923,000    1,923,000
                                          -----------  -----------
Weighted average number of shares.......   16,102,000   16,102,000
                                          ===========  ===========


Proceeds available to repay debt:
        From exercise of options,
         including tax
          benefits, at average market     $29,562,000
           price........................
        From exercise of options,
         including tax
          benefits, at quarter-end
           market price.................               $30,508,000
                                          -----------  -----------
                                          $29,562,000  $30,508,000
                                          -----------  -----------

Interest saved, net of taxes............      302,000      312,000
Net income as reported..................    4,157,000    4,157,000
                                          -----------  -----------
Adjusted net income.....................  $ 4,459,000  $ 4,469,000
                                          ===========  ===========
Per share...............................         $.28         $.28